                                  EXHIBIT 2.1

                                TABLE TOYS, INC.
                                ----------------
                            ASSET PURCHASE AGREEMENT
                            ------------------------


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") entered into as of the 22nd day of January, 1996 by and between Table Toys, Inc., a Texas corporation, ("Seller"), and Just Toys, Inc., a Delaware corporation ("Purchaser"). Seller and Purchaser are jointly referred to as the "Parties."

                                R E C I T A L S:
                                - - - - - - - -

     A. Seller is primarily engaged in the business of designing, manufacturing, marketing and distributing (i) play tables with interlocking surfaces compatible with most brands of toy construction blocks and (ii) a line of toy construction blocks sold under the name Flexitoy(R). (hereinafter referred to as the "Purchased Business"). Purchaser is also in the business of designing, manufacturing, marketing and distributing toys. Seller desires to sell to Purchaser, and Purchaser desires to purchase substantially all of Seller's assets from Seller in accordance with the terms and conditions hereinafter set forth.

     B. The Parties contemplate that within two (2) weeks after entering into this Agreement, Seller will file a petition for itself in a case (the "Case") under Title 11, Section 101 et seq. of the United States Code (the
                                          -------
"Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court"), that this Agreement will be assumed in the Case, and that the sale of Seller's assets on the terms and conditions stated herein shall be concluded pursuant to a plan of reorganization to be filed by Seller in the Case. Upon consummation of the plan of reorganization, Seller will have no further operating assets or operations except for the consideration paid hereunder and its books and records and such operations which are necessary to fulfill Seller's obligations under its plan of reorganization and to wind down its business.

     C. Simultaneously with the execution of this Agreement, Seller and Purchaser are entering into a marketing and distribution agreement (the "Distribution Agreement") providing for Purchaser to market and distribute products heretofore sold by Seller. The parties contemplate that the Distribution Agreement will be approved by the Bankruptcy Court no later than February 7, 1996.

                                 A G R E E M E N T :
                                 - - - - - - - - -

          NOW THEREFORE, in consideration of the premises and the mutual obligations of the parties hereto, Seller and Purchaser agree as follows:

     1.            Sale and Transfer of Assets.
                   ---------------------------

          1.1 At the Closing (hereinafter defined), subject to the terms and conditions of this Agreement, Seller will sell, convey, assign and transfer (by appropriate transfer document for such asset) to Purchaser, and Purchaser will purchase and accept, at the Purchase Price as hereinafter defined, the following assets and properties of Seller (collectively the "Assets"):

          1.1.1 All right, title and interest of Seller in and to the Purchased Business as a going concern, Seller's goodwill, its corporate name, "Table Toys," and any derivatives or combinations thereof and all other intangible assets;

          1.1.2 All machinery, tools, molds, equipment, inventories, work-in-process, raw materials, supplies and other items of personal property, including, without limitation, the tools and molds identified on Schedule 5.2.13 annexed hereto and made a part hereof;

          1.1.3 All rights of Seller in and to trade names, service marks, trademarks, trademark registrations and trademark applications, copyrights, copyright registrations and copyright applications, patents and patent applications, inventions, trade secrets, logos, slogans, proprietary processes, computer software and all other information, know-how and intellectual property rights owned by Seller or used in the Purchased Business, the right to recovery for past infringements, all goodwill associated with the foregoing and all licenses and other agreements relating to any of the foregoing;

          1.1.4 All intellectual property (the "Fantasy Toys Intellectual Property") currently the subject of that certain License Agreement (the "Fantasy Toy License") dated January 31, 1995, among Seller, Fantasy Toys, Inc., and Reid
D. Bennett;

          1.1.5 License Agreement dated July 1, 1995, among Hasbro Toy Group, a division of Hasbro, Inc. ("Hasbro"), Hasbro Canada, Inc. ("Hasbro Canada"), and Seller (the "Hasbro License"), but limited to a term expiring December 31, 1996 (to be transferred by assignment);

          1.1.6 All accounts receivable, including, but not limited to, all accounts receivable arising from goods shipped prior to the date of the Closing notwithstanding that invoices relating thereto have not then been issued and including the accounts receivable listed on Schedule 5.2.12 annexed hereto and made a part hereof to the extent they remain outstanding as of the Closing Date;

          1.1.7 All rights of Seller relating to or arising out of or under express or implied warranties from suppliers or manufacturers with respect to the Assets;

          1.1.8 All books and records relating to the Assets, including but not limited to, correspondence, production records, accounting records, mailing lists, customer and vendor lists, bills or material and other records and files of or relating to the Assets; and

               1.1.9 Those other assets, properties and rights described on Schedule

1.1.9 annexed hereto and made a part hereof.

          1.2. Excluded Items  Anything contained in Section 1.1 above to the
               --------------
contrary notwithstanding, Seller shall not sell, transfer, convey or assign to Purchaser and the Assets shall not include the following (the "Excluded Assets"):

               1.2.1 The consideration delivered by Purchaser to Seller pursuant to this Agreement;

               1.2.2  Any cash or cash equivalents of Seller;

               1.2.3  All insurance and insurance policies;

               1.2.4 The leased equipment described on Schedule 1.2.4 annexed hereto and made a part hereof; and

               1.2.5  Those other assets, properties and rights listed on
Schedule 1.2.5 annexed hereto and made a part hereof.

          1.3  Encumbrances.  The Assets shall be sold and conveyed to
               ------------
Purchaser, pursuant to a plan of reorganization confirmed by the Order, as hereafter defined, of the Bankruptcy Court, free and clear of all liabilities, claims and encumbrances of any kind, nature and description.

     2.    Bankruptcy Court Approval.  Within two (2) weeks after execution and
           -------------------------
delivery of this Agreement, Seller will file a voluntary petition for a proceeding under Chapter 11 of the Bankruptcy Code and will also file a plan of reorganization in such proceeding that incorporates and adopts this Agreement, which includes Purchaser's distribution of the Purchase Price pursuant to
Schedule 2 annexed hereto and made a part hereof, authorizes the transfer of the Hasbro License and confirms Purchaser's status as a "successor" to Seller within the meaning of Section 1145 of the Bankruptcy Code. Seller agrees to use its best efforts to obtain confirmation of such plan of reorganization as promptly as practicable. Purchaser agrees to use its best efforts in assisting Seller to obtain approval of this Agreement in Seller's plan of reorganization, and Purchaser shall provide such information as may be required by the Bankruptcy Court or as reasonably requested by Seller to enable Seller to comply with
Section 1125 of the Bankruptcy Code with respect to the Purchase Price. Notwithstanding the foregoing sentence, Purchaser shall not be obligated to incur any costs or expenses in connection with its assistance to Seller or in supplying any information to Seller.

          3. Closing and Closing Date.  The closing of the transactions
             ------------------------
contemplated herein (herein called the "Closing") shall take place at the offices of Seller's attorneys, Sheinfeld, Maley & Kay, P.C., 1001 Fannin, Suite 3700, Houston, Texas 77002, or at such other place as may be mutually agreed to by Purchaser and Seller, on the date (the "Closing Date") which shall be 30 days (or earlier, if agreed to by the Parties) after entry of the order confirming a plan of reorganization containing the approval of this Agreement (the "Order"), unless the Order is stayed pending appeal, in which case the Closing Date shall be the seventh (7th) day following the lifting of such stay.

     4. Purchase Price.  The purchase price (the "Purchase Price") hereunder for
        --------------
the Assets shall be computed and allocated as follows:

          4.1 Purchase Price.  The Purchase Price for the Assets shall consist
              --------------
of cash, stock, warrants and other consideration in the following amounts and description:

               4.1.1 Cash.  Purchaser shall pay cash to Seller at the Closing in
                     ----
the amount of the total of the following:

                  4.1.1(a)  $350,000.00; and

                  4.1.1(b) The net book value of Seller's accounts receivable set forth on Schedule 5.2.12 hereto, with no adjustments made thereto after the date hereof, other than to reflect (i) payments, (ii) returns (iii) and credits not in the ordinary course of business and made without Purchaser's approval, less $175,000.00.

          4.1.2    Stock.  Purchaser shall issue stock at the Closing to the
                   -----
parties and in the number of shares listed on Schedule 4.1.2 annexed hereto and made a part hereof. The stock to be issued shall be such number of shares of Series B Convertible Redeemable Preferred Stock (having the rights and preferences set forth on Schedule 4.1.2), with a liquidation value of $3.625 (the "Liquidation Value") per share, of Purchaser (the "Preferred Shares") having an aggregate Liquidation Value equal to $2,175,000.00 less the aggregate price paid by Purchaser to Seller for inventory under the Distribution Agreement.

          4.1.3    Warrants. At the Closing Purchaser shall issue 60,000
                   --------
warrants   (the "Warrants") to purchase, in the aggregate, 60,000 shares of common stock of Purchaser at a price of $3.625 per share for a period of five years, to the parties and in the number of shares listed on Schedule 4.1.3(1) annexed hereto and made a part hereof, in the form of warrant attached hereto as
Schedule 4.1.3(2).

              4.1.4  Other Consideration.  Purchaser shall assume liability for
                     -------------------
and pay the following:

                  4.1.4(a) All ad valorem taxes on the Assets for 1996, up to a maximum of $5,000.00; and

                  4.1.4(b) Liabilities and obligations arising under the Hasbro License only with respect to sale of products thereunder (the "Hasbro Products") after the Closing. Purchaser shall also pay, pursuant to the Hasbro License, the $75,000.00 in minimum royalties due on December 31, 1996 (the "1996 Minimum Royalty"), provided that royalties paid by

Purchaser on sales of the Hasbro Products made by Distributor under the Distribution Agreement or after the Closing shall be credited against the 1996 Minimum Royalty.

    5.   Representations and Warranties.
         ------------------------------

         5.1  Representations and Warranties of Purchaser.  Purchaser hereby
              -------------------------------------------
represents and warrants to Seller:

          5.1.1    Organization.  Purchaser is a corporation duly organized,
                   ------------
validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and the Closing Documents (hereinafter defined) and to perform its obligations hereunder and thereunder.

          5.1.2    Authority.  The execution and delivery of this Agreement and
                   ---------
consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Purchaser, and no further corporate authorization will be necessary on the part of Purchaser for the execution, delivery, performance or consummation of this Agreement. This Agreement is a valid and binding agreement of Purchaser enforceable in accordance with its terms.

          5.1.3    Compliance with Corporation Documents.  Neither the execution
                   -------------------------------------
and delivery of this Agreement nor the compliance with the terms and provisions of this Agreement on the part of Purchaser will conflict with or result in a breach of the Articles of Incorporation or By-Laws of Purchaser.

          5.1.4    No Breach or Prohibition.  Neither the execution and delivery
                   ------------------------
of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in the breach or violation of any law, regulation, writ, inspection or decree of any court or governmental instrumentality applicable to Purchaser; or (ii) constitute a breach of any agreement to which Purchaser is a party or by which Purchaser is bound.

          5.1.5    Validity.  This Agreement constitutes and the other documents
                   --------
and instruments contemplated hereby will, on the due execution and delivery thereof, constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms except as the same may be subject to bankruptcy, moratorium, fraudulent conveyance and similar laws affecting creditors rights generally and to the application of general equitable principles.

          5.1.6    Valid Issuance.  Upon issuance and delivery of the
                   --------------
certificates representing the Preferred Shares and upon issuance and delivery of the Warrants in accordance with this Agreement, such Preferred Shares shall be duly authorized, validly issued, fully paid and nonassessable and the Warrants shall be duly authorized and validly issued.

          5.1.7    Asset Value and Sales.  On the date of this Agreement and on
                   ---------------------
the

Closing Date, all of Purchaser's Assets have a value less than $75,000,000.00 and the annual sales of Purchaser have never exceeded $75,000,000.00.

          5.1.8    Government Approval.   No approval, consent, authorization or
                   -------------------
other action including, but not limited to, any action, approval, consent or authorization by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary or required as to Purchaser for the due execution, delivery or performance by Purchaser of this Agreement or any document or instrument contemplated hereby.

          5.1.9    Purchaser's Acknowledgment. Purchaser acknowledges that
                   --------------------------
Seller is in default with respect to its monetary obligations under all contracts and Agreements between Seller and all third parties.

         5.2  Representations and Warranties of Seller.  Seller represents and
              ----------------------------------------
warrants to Purchaser:

________ 5.2.1 Organization. Seller is a corporation duly organized, validly
               ------------
existing and in good standing under the laws of the state of Texas, and has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement. Subject to Bankruptcy Court Approval, Seller has all requisite power and authority, corporate or otherwise, to execute and deliver the Closing Documents and to perform its obligations hereunder and thereunder and to transact its business where and as now conducted. Seller has not taken any corporate action and has not failed to take any corporate action, which action or failure would, preclude or, prevent Purchaser from conducting the Purchased Business after the Closing, in the manner substantially as heretofore conducted. Notwithstanding the foregoing, Seller intends on filing for bankruptcy protection promptly after entering into this Agreement.

          5.2.2    Authority.  Subject to approval by the Bankruptcy Court of
                   ---------
this Agreement and of the consummation of the transactions contemplated herein, the execution and delivery of this Agreement and consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Seller, and no further corporate authorization will be necessary on the part of Seller, including the proper authorization of Seller's board of directors and shareholders, for the execution, delivery, performance or consummation of this Agreement.

          5.2.3    Compliance With Corporation Documents.  Neither the execution
                   -------------------------------------
or delivery of this Agreement nor the compliance with the terms and provisions of this Agreement on the part of Seller will conflict with or result in a breach of the Certificate of Incorporation or By-Laws of Seller.

          5.2.4    No Breach or Prohibition. Subject to Bankruptcy Court
                   ------------------------
approval, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in the breach or violation of any law, regulation, writ, inspection or decree of any court or governmental instrumentality applicable to Seller; or (ii) constitute a breach of any agreement to which Seller is a party or by which Seller is bound.

          5.2.5    Title to and Condition of Assets.  At the Closing, Seller
                   --------------------------------
will transfer the Assets, pursuant to the Order, free and clear of all liens and encumbrances of any nature. All Assets shall be SOLD AS IS WHERE IS, without any representations or warranties, except as set forth in this Agreement.

EXCEPT AS SET FORTH HEREIN, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION OR STATE OF REPAIR OF THE ASSETS, OR ANY PORTION THEREOF, OR OF VISIBLE OR HIDDEN DEFECTS IN THE MATERIAL, WORKMANSHIP OR CAPACITY OF THE ASSETS, OR ANY PORTION THEREOF, AND THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE ASSETS OR ANY PORTION THEREOF. PURCHASER ACKNOWLEDGES THAT SELLER IS UNDER NO OBLIGATION TO ALTER, REPAIR OR IMPROVE THE ASSETS OR ANY PORTION THEREOF. PURCHASER FURTHER ACKNOWLEDGES THAT AS OF THE CLOSING IT HAS HAD AN OPPORTUNITY TO INSPECT THE ASSETS, AND THAT DELIVERY OF THE ASSETS AT THE CLOSING WILL BE, EXCEPT AS SPECIFICALLY SET FORTH HEREIN, "AS IS" AND WITH ALL FAULTS, AND THAT SELLER HAS DISCLAIMED ANY IMPLIED WARRANTIES WITH RESPECT TO THE ASSETS. THE DISCLAIMERS AND AGREEMENTS MADE IN THIS PARAGRAPH SHALL BE SET FORTH IN THE CONVEYANCE DOCUMENTS TO BE DELIVERED TO PURCHASER AT CLOSING.

          5.2.6    Asset Value and Sales.  On the date of this Agreement and on
                   ---------------------
the Closing Date, all of Seller's Assets have a value less than $75,000,000.00 and the annual sales of Seller have never exceeded $75,000,000.00.

          5.2.7    Government Approval. Except for approval by the Bankruptcy
                   -------------------
Court, to the actual knowledge of Seller, no approval, consent, authorization or other action including, but not limited to, any action, approval, consent or authorization by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary or required as to Seller for the due execution, delivery or performance by Seller of this Agreement or any document or instrument contemplated hereby.

          5.2.8    Validity. Subject to Bankruptcy Court approval, this
                   --------
Agreement constitutes and the Closing Documents will, on the due execution and delivery thereof, constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

          5.2.9    Financial Statements. Annexed hereto as Schedule 5.2.9 are
                   --------------------
(i) the audited balance sheets of Seller at December 31, 1994, 1993, 1992 and 1991 and the related statements of operations, cash flows and stockholders' equity for the years then ended and notes related thereto (collectively, "the Audited Financial Statements"), all of which have been certified by Deloitte & Touche L.L.P. or Jain and Jain, P.C., independent certified public accountants, as having been prepared in accordance with generally accepted accounting principles consistently applied throughout the period indicated. To the actual knowledge of Seller, without independent investigation of third parties, the Audited Financial Statements and the December 31, 1995 Financial Statements (as hereafter defined) when issued and delivered will be substantially (a) true, correct and complete, (b) in accordance with the books and records of Seller and (c) fairly, completely and accurately present the financial position of Seller at the dates specified and the results of its operations for the period covered.

          5.2.10   Contracts. The Hasbro Products included in Seller's product
                   ---------
line have received all necessary prior approvals as required pursuant to the Hasbro License, including without limitation, those required under paragraph 7 thereof. Except only those contracts, agreements or commitments listed and described on Schedule 5.2.10 annexed hereto and made a part hereof (complete and correct copies of which have been heretofore delivered to Purchaser), Seller is not a party to and has no contract, agreement or commitment of any kind or nature whatsoever, written or oral, formal or informal, including, without limitation, any:

    (i) sales, advertising, license, franchise, distribution, dealer, agency, manufacturer's representative, or similar agreement, or any other contract relating to the payment of a commission,

    (ii) pension, profit-sharing, bonus, stock purchase, stock option, retirement, severance, hospitalization, accident, insurance or other similar plan, arrangement or agreement involving benefits to current or former employees,

   (iii) contract or commitment for the employment of any employee or consultant,

    (iv) collective bargaining agreement or other contract with any labor union,

    (v) contract or commitment for services, materials, supplies, merchandise, inventory or equipment,

    (vi) contract or commitment for the sale or purchase of any services products, raw materials or assets,

   (vii) mortgage, indenture, promissory note, loan agreement, guaranty or other contract or commitment for the borrowing of money or for a line or letter of credit,

  (viii) contract of commitment with any stockholder or any current or former director, officer or employee of Seller which is in effect on the date hereof,

   (ix)  contract or commitment with any government or agency thereof,

    (x) contract pursuant to which its right to compete with any entity or person in the conduct of its business anywhere in the world is restrained or restricted for any reason or in any way,

   (xi) contract or commitment guaranteeing the performance, liabilities or obligations of any entity or person,

  (xii) contract or commitment relating to the return of products previously sold or any price support arrangement of similar arrangements with customers,

  (xiii) contract or commitment for capital improvements or expenditures or with any contractor or subcontractor for in excess of $5,000,

   (xiv) contract or commitment for charitable contributions aggregating in excess of $1,000,

    (xv) lease or other agreement or commitment pursuant to which it is a lessee of or holds or operates any real property, machinery, equipment, motor vehicles, office furniture, fixtures or similar personal property owned by any third party,

   (xvi) contract or commitment to register any Securities of Seller, or

  (xvii) contract or commitment otherwise involving in excess of $5,000 in cash over its term (including any periods covered by any options to renew by any party), whether or not in the ordinary course of business.

    To the actual knowledge of Seller, without independent investigation of third parties, the Hasbro Licenses and the Fantasy Toys License are valid and existing, in full force and effect and enforceable in accordance with their terms.

    Except with respect to Seller's failure to pay certain of its monetary obligations under the contracts identified on Schedule 5.2.10, and except as set forth on Schedule 5.2.10, to the actual knowledge of Seller without independent investigation of third parties, no party thereto is in default and no claim of default by any party has been made or is now pending, and no event exists which, with or without the lapse of time or the giving of notice or both would constitute a material breach or default, cause acceleration of any obligations, would permit the terminations or excuse the performance by any party thereto and would materially adversely affect the Purchased Business and the Assets.

          5.2.11   Inventory. Set forth on Schedule 5.2.11 annexed hereto and
                   ---------
made a part hereof, is a description by type, location, amount and book value of all inventory (the

"Inventory") existing on the date hereof, with the valuation thereof determined in accordance with generally accepted accounting principles consistently applied, stated at the lower of cost (based on the first-in, first-out method) or market value and consists solely of merchandise usable or salable in the ordinary course of business. None of such Inventory bears any trade right not included in the Assets. To the actual knowledge of Seller, without independent investigation of third parties or a physical inventory, proper recognition has been given to damaged, obsolete, prior season, slow-moving, irregular or defective stock, excess quantities and to appropriate markdowns and close-outs.

          5.2.12   Accounts Receivable. Annexed hereto as 5.2.12 is a true and
                   -------------------
complete list of all accounts receivable of Seller on the date hereof (the "Accounts Receivable") identified by account, debtor, amount and due date. To the actual knowledge of Seller without independent investigation of third parties, except as set forth on Schedule 5.2.12 annexed hereto and made a part hereof:

    (i) each Account Receivable constitutes and each Account Receivable reflected on the 1995 Financial Statement and a closing statement of accounts receivable, will constitute a bona fide receivable resulting from a bona fide sale or other transaction with a customer or licensee in the ordinary course of business, the amount of which was actually due on the date of such balance sheet or such closing statement;

    (ii) the books and records of Seller state correctly the facts with respect to each Account Receivable of Seller and the balance due thereon;

   (iii) each payment reflected on such books and records as having been made on each such Account Receivable was made by the respective account debtor and not directly or indirectly by any director, officer, employee or agent of Seller unless such person is shown on said books and records as such account debtor;

    (iv) each document and instrument evidencing, securing or relating to each Account Receivable, including, without limitation, each insurance policy, certificate, bill or statement, is correct and complete in all respects, is genuine and valid and is enforceable in accordance with its terms; and

    (v) there are no defenses, claims of disability, counterclaims, offsets, refusals to pay or other rights of set-off against any Accounts Receivable and there is no threatened, intended or proposed defense, claim of disability, counterclaim, offset, refusal to pay or other right of set-off with respect thereto.

          5.2.13   Personal Property. Schedule 5.2.13 annexed hereto and made a
                   -----------------
part hereof is a true and complete list of (i) all of the Assets including tangible personal property owned by Seller having a book value, determined in accordance with generally accepted accounting principles, at the date hereof in excess of $2,000.00 per item and the location thereof and (ii) all tools and molds owned or used by Seller in its business and the location thereof. As of the date of this Agreement, to the actual knowledge of Seller, without independent investigation of third parties, the tools and molds listed on Schedules 5.2.13 are in good condition and state of repair and constitute all the tools and molds necessary to manufacture the products included in Seller's product lines within the last six (6) months (except for Box-4-Blox) as of the date hereof. The Assets constitute all tangible and intangible property necessary for Purchaser to manufacture and sell the products heretofore sold by Seller.

          5.2.14   Intellectual Property. Schedule 5.2.14 annexed hereto and
                   ---------------------
made a part hereof is a complete and correct list, and a brief description (including, if applicable, date of application, filing or registration, as the case may be, and the registration or application number) of each patent, invention, trade secret, copyright, proprietary software or hardware, trade name, trademark, brand name, service mark, or design, or representation or expression of any thereof or registration or application therefor ("Trade Rights"), whether or not registered in the name of or applied for by Seller, in which Seller has any rights or interest, whether through any contract or otherwise, and in each case a brief description of the nature of such rights and interests. Except as otherwise listed on Schedule 5.2.14, Seller is not a licensor or a licensee in respect of any Trade Right nor does it pay or receive royalty payments to or from any third party in respect of any Trade Rights. Seller owns or has the exclusive right to use each Trade Right necessary to conduct, or be used in, its business as now operated and there are no conflicts with or infringements of the rights of others in respect thereof or any unauthorized use or misappropriation of any thereof. To the actual knowledge of Seller without independent investigation of third parties, with respect to each Trade Right, such Trade Right is subsisting, has not been adjudged invalid or unenforceable, in whole or in part and is valid and enforceable; and all necessary filings and recordation have been made to protect its interest in such Trade Rights, including, without limitation, recordation of all its interests in patents, trademarks and service marks in the United States Patent and Trademark Office and its claims to copyrights in the United States Copyright Office. Seller is the owner of the Trade Rights purported to be owned by it as set forth on Schedule 5.2.14, including, without limitation, the Fantasy Toys Intellectual Property, is the exclusive owner of the entire and unencumbered right, title and interest in and to such Trade Right and, to the actual knowledge of Seller without independent investigation of third parties, no claim is currently being asserted that the use of such Trade Right does or may violate the asserted rights of any third party. The Trade Rights listed on Schedule 5.2.14 constitute all of the Trade Rights necessary to conduct the Purchased Business as heretofore conducted by Seller and are included in the Assets.

          5.2.15   Insurance. Schedule 5.2.15 annexed hereto and made a part
                   ---------
hereof is a complete and correct list, and brief description (including name of insurer, agent, type of coverage, policy number, annual premium, amount of coverage, expiration date and any claims thereunder), of all current insurance policies, including, without limitation, liability, burglary, theft, fidelity, life, fire, product liability, worker's compensation, health and other forms of insurance of any kind held by Seller. No notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any insurance policies or binders of insurance which relate to the assets or business of Seller has been received by Seller.

          5.2.16   Litigation. Except as related to the collection by third
                   ----------
parties of payables owed by Seller to its suppliers, trade creditors, etc., and as otherwise set forth in Schedule 5.2.16 annexed hereto and made a part hereof, no action, suit, claim, investigation, proceeding or controversy, whether legal or administrative or in mediation or arbitrating, is pending or threatened, at law or in equity or admiralty, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, against or affecting the Assets, business, operations, financial condition or prospects of Seller in which an unfavorable judgment, decree or order would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby, nor is there any basis for any such action, suit, claim, investigation or proceeding. Seller is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department commission, board, bureau, agency or instrumentality. For purposes of Section 7.1.1 hereof, this representation shall be deemed true and correct as of the Closing Date so long as between the date hereof and the Closing Date, there is no new action, suit, claim, investigation, proceeding or controversy which will materially impair the transaction contemplated hereby.

          5.2.17   Compliance with Law. To the actual knowledge of Seller
                   -------------------
without independent investigation of third parties, Seller has all permits, licenses, orders and approvals of all Federal, state or local governmental regulatory bodies required for it to conduct its business as presently conducted; all such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is pending or threatened; and none of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this Agreement. To the actual knowledge of Seller without independent investigation of third parties, Seller is in compliance with each law, rule, regulation, order and decree applicable to its business including, without limitation, laws, rules and regulations respecting occupational safety, environmental protection, employment practices and consumer products safety. To the actual knowledge of Seller without independent investigation of third parties, the conduct of the business of Seller and all assets and properties utilized by Seller therein is in conformance with the requirements and regulations of the Occupational Safety and Health Administration.

          5.2.18   Customers and Suppliers. Schedule 5.2.18 annexed hereto and
                   -----------------------
made a part hereof is a complete and correct list of the names and addresses of the ten largest customers and ten largest suppliers of Seller during each of 1994 and 1995, and the total sales to or purchases from such customers or suppliers made by Seller during such periods. No supplier, customer, manufacturer, licensor or licensee of Seller representing in excess of 5% of Seller's purchases, sales or royalties during either of such periods has advised Seller formally or informally, that it intends to terminate, discontinue or substantially reduce its business with Seller by reason of the transactions contemplated by this Agreement or otherwise.

              5.2.19  Environmental Warranties.
                      ------------------------

         a. "Environmental Laws" means all applicable federal, state or local statues, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         b.   "Hazardous Material" means

              (1) any "hazardous substance", as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA");

              (2) any "hazardous waste", as defined by the Resource Conservation an Recovery Act, as amended;

              (3)  any petroleum product; or

              (4) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulations, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         c. To the actual knowledge of Seller without independent investigation of third parties, all facilities and property (including underling groundwater) owned, leased or operated bb Seller have been, and continue to be, owned, leased or operated by Seller in material compliance with all Environmental Laws.

         d. To the actual knowledge of Seller without independent investigation of third parties, there have been no past, and there are no pending or threatened (i) claims, complaints, notices or requests for information received by Seller with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to Seller regarding potential liability under any Environmental Law.

         e. To the actual knowledge of Seller without independent investigation of third parties, there have been no releases of Hazardous Materials at, on or under any property now or previously owed, leased or operated by Seller that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of Seller or the Purchased Business.

         f. To the actual knowledge of Seller without independent investigation of third parties, Seller has been issued and is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for its business.

         g. To the actual knowledge of Seller without independent investigation of third parties, no property now or previously owned, leased or operated by Seller is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or on any similar state list of sites requiring investigation or clean-up.

         h. To the actual knowledge of Seller without independent investigation of third parties, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owed, leased or operated by Seller that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of Seller.

         i. To the actual knowledge of Seller without independent investigation of third parties, Seller has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Seller for any remedial work, damage to natural resources or personal injury, including claims under CERCLA.

         j. To the actual knowledge of Seller without independent investigation of third parties, there are no polychlorinated biphenyls or friable asbestos preset at any property ow or previously owed, leased or operated by Seller that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of Seller.

         k. To the actual knowledge of Seller without independent investigation of third parties, no conditions exist at, on or under any property now or previously owned, leased or operated by Seller which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

          5.2.20   Product Information. To the actual knowledge of Seller
                   -------------------
without independent investigation of third parties: there are no recalls, threatened or pending, of, and no report has been filed or is required to have been filed with respect to any products sold by Seller or any predecessor business under the Consumer Products Safety Act, as amended, or under any other applicable act or statute of a similar nature; during the past twenty-four (24) months, Seller has not received (a) any request for information from or (b) received notice that any request for information about products sold by Seller or any predecessor business has been made to the Consumer Products Safety Commission or any similar state agency or commission; all products of Seller which are eligible for such approval have been approved by Underwriters Laboratory and all products sold by Seller which are required to comply with the Federal Small Parts Regulations, 16 C.F.R. 1500, et seq., so comply; all approvals previously obtained by Seller with respect to any products currently being offered by Seller remain in full force and effect, and there are no notices of withdrawal of any such approval or compliance or amendments thereto requiring any modification of a product which will materially increase the cost to produce the same in order to preserve any such approval or compliance.

          5.2.21   Warranties.  No products sold by Seller within the past four
                   ----------
years have been the subject of abnormal warranty claims measured by normal experience. Schedule 5.2.21 annexed hereto contains an accurate and complete statement of the standard warranties and warranty policies of Seller. Except as disclosed in Schedule 5.2.21, no products heretofore sold by Seller are now subject to any claim for liability under a warranty different from such standard warranties. To the actual knowledge of Seller without independent investigation of third parties, all such warranties are in conformity with the labeling and other requirements of applicable laws.

          5.2.22   Accuracy of Information.  To the actual knowledge of Seller
                   -----------------------
without independent investigation of third parties, neither this Agreement or the representations and warranties by the Seller contained herein or in any documents, instruments, certificates or schedules furnished pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein and therein not misleading.

          5.2.23   Securities Representation. Seller's creditors and
                   -------------------------
shareholders will acquire the Preferred Shares and Warrants pursuant to the Seller's plan of reorganization and the Order. In entering into this Agreement and agreeing to sell the Assets based upon the Purchase Price set forth herein, neither the Seller nor any of its shareholders has relied on any representations of Purchaser, except as set forth in this Agreement, and has specifically not relied on any projections, budgets, operating plans or other forward looking information of Purchaser or its business, whether or not the same was furnished
by Purchaser.   In entering into this Agreement and agreeing to sell the Assets based upon the Purchase Price set forth herein, neither the Purchaser nor any of its shareholders has relied on any representations of Seller, except as set forth in this Agreement, and has specifically not relied on any projections, budgets, operating plans or other forward looking information of Seller or its business, whether or not the same was furnished by Seller.

          5.2.24   No Adverse Change. Except as set forth on Schedule 5.2.24
                   -----------------
annexed hereto, as of the date of this Agreement, other than in the ordinary course of business, Seller has not, since July 1, 1995:

          a. authorized, issued, sold or converted any Securities, or entered into any agreement with respect thereto;

          b. other than inventory sold in the ordinary course of business, sold, assigned, transferred or otherwise disposed of any tangible or intangible assets or intellectual properties, including without limitation, any patent, trademark, trade name, copyright, license, franchise, design or other tangible asset or intellectual property right; or

          c. entered into any other transaction other than in the ordinary course of business and consistent with past practices.

    6.   Other Covenants.
         ---------------

         6.1    Assets and Indebtedness.  Between the date of this Agreement and
                -----------------------
the Closing Date, Seller will not sell, dispose of or abandon any of the Assets or agree to do so except in accordance with this Agreement and the Distribution Agreement.

         6.2  Securities Laws. Assuming Section 1145 of the Code applies, in
              ---------------
connection with Purchaser's issuance of any securities pursuant to this Agreement, including without limitation Purchaser's issuance of the Preferred Shares and Warrants, Purchaser will comply with all applicable federal and state securities laws.

         6.3  Confidentiality.  During the course of negotiations and in
              ---------------
preparation for the Closing, Seller has or will reveal to Purchaser and its agents substantial information regarding the business, financial condition and affairs of Seller. All information revealed prior to the Closing Date, including the negotiations of sale contemplated hereunder, shall be treated by Purchaser and its agents as confidential and (except to the extent it is otherwise made public by Seller in connection with the Bankruptcy Case or required to be disclosed by Purchaser by law in connection with its SEC reporting obligations) shall not be disclosed to third parties. If the transactions contemplated by this Agreement are not consummated, Purchaser shall forthwith return to Seller all copies of documents, records and information in its possession or in the possession of any of its agents with respect to the Assets and the business of Seller.

         6.4  Non-Competition.   For a period of two (2) years after the Closing
              ---------------
Date, Seller shall not directly or indirectly, own, manage, operate, join, control, participate in, invest in, or otherwise be connected in any manner with, whether a partner, investor or otherwise, any business entity in North America, other than Purchaser and its affiliates, which is engaged in any business similar to the Purchased Business; or for itself, or on behalf of any other person or entity, call on any contractor or supplier of Purchaser or be in contact in any way with any customer, supplier, contractor or licensor of Purchaser and any of its affiliates for the purpose of soliciting, diverting or taking away any supplier, customer, contractor or licensor of Purchaser or any of its affiliates. For a period of two (2) years after the Closing Date, Seller shall not directly or indirectly, hire or solicit the employment of any employee of the Purchased Business (or any person who was on the date hereof an employee of the Purchased Business) or encourage any such employee to leave his employment with the Purchased Business or knowingly participate in any discussions with any employee of the Purchased Business regarding the possibility of his or her employment by any person other than Purchaser or its subsidiaries.

          6.4.1    Rights and Remedies Upon Breach.  If Seller breaches, or
                   -------------------------------
threatens to commit a breach of, any of the provisions of Section 6.4, Purchaser shall have the right and remedy to have such covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such covenants would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to

Purchaser. This right of specific performance is in addition to, and not in lieu of, any other rights and remedies available to Purchaser under law, in equity or under this Agreement.

          6.4.2    Severability of Covenant.  Seller acknowledges that the
                   ------------------------
foregoing covenants in Section 6.4 are reasonable and valid in geographical and temporal scope and in all other respect and that Seller has received full and adequate consideration therefor. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid portions. If any court determines that any of the foregoing covenants or any part thereof, is unenforceable because of the duration or geographic scope of such provision, and should such court reduce the duration or scope of such provision as the case may be, such provision, in its reduced form, shall then be enforceable.

         6.5  Bankruptcy. Seller shall provide Purchaser with periodic reports
              ----------
on the status of Seller's bankruptcy proceedings and, at Purchaser's request, with copies of all material bankruptcy filings made by Seller, including without limitation the plan of reorganization.

         6.6  Books and Records. After the Closing, Seller shall make available
              -----------------
during normal business hours to Purchaser, Seller's books and records and such other information as may be required to be disclosed by Purchaser by law in connection with its SEC reporting obligations. Purchaser shall pay for all costs and expenses associated with providing such information to Purchaser.

         6.7  Power of Attorney. Effective on the Closing Date, Seller shall
              -----------------
irrevocably constitute and appoint Purchaser, its successors and assigns, the true and lawful attorney of Seller with full power of substitution, in the name of Purchaser, or the name of Seller, on behalf of and for the benefit of Purchaser, to collect or cause to be collected all accounts receivable and other items being transferred, conveyed and assigned to Purchaser as provided herein, to endorse, without recourse, checks, notes and other instruments in the name of Seller, to institute and prosecute, in the name of Seller or otherwise, all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as Purchaser may deem advisable. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller directly or indirectly by the dissolution of Seller or in any manner or for any reason. Seller further agrees that Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers, and Seller shall promptly transfer and deliver to Purchaser any cash or other property received by Seller on or after the Closing Date hereof in respect of any accounts receivable or otherwise relating to the Assets or the Purchased Business.

         6.8  Best Efforts. Seller shall use it best efforts (but shall not be
              ------------
obligated to incur any monetary costs) to fulfill the conditions to Closing, including, without limitation, the transfer of ownership of the Fantasy Toy Intellectual Property to Purchaser.

         6.9  Annual Reports. Purchaser shall deliver to the holders of the
              --------------
Preferred Shares, as reflected on Purchaser's stock record books from time to time, Purchaser's Annual Report to Shareholders (the "Annual Report") in the same manner and at the same time as the Annual Report is delivered to holders of Purchaser's common stock.

7.  Conditions Precedent to Closing.
    -------------------------------

         7.1  Purchaser's Obligation to Close.  The obligations of Purchaser
              -------------------------------
hereunder shall be subject to the satisfaction of the following conditions precedent:

          7.1.1    Representations and Warranties.   The  representations and
                   ------------------------------
warranties of Seller contained herein shall be correct in all material respects on the date hereof and the Closing Date, except as otherwise contemplated by this Agreement.

          7.1.2    Performance of Covenants and Agreements.  Seller shall have
                   ---------------------------------------
performed and complied with all covenants, agreements and conditions required to be performed or complied with pursuant to this Agreement prior to or as of the Closing.

          7.1.3    Litigation.  No suit, action, or other proceeding shall be
                   ----------
threatened or pending before any court or governmental agency seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          7.1.4    Closing Certificate and Certificate of Corporate Resolutions.
                   ------------------------------------------------------------
Purchaser shall have been furnished with a certificate of corporate resolutions, in form satisfactory to Purchaser, stating that this Agreement and the transactions contemplated herein have been approved and authorized by all proper corporate action of Seller. Further, Purchaser shall have been furnished with a closing certificate, in form satisfactory to Purchaser, executed by Seller, to the effect that the representations of Seller contained herein are true and correct in all material respects on the Closing Date, except as otherwise contemplated by this Agreement, and that Seller has performed and complied with all covenants, agreements and conditions required to be performed or complied with prior to the Closing.

              7.1.5  Documents.  Purchaser shall have received the documents
                     ---------
referred to in Section 8 herein.

          7.1.6    Bankruptcy Court Approval.  The execution of this Agreement
                   -------------------------
and the consummation of the transactions contemplated herein shall have been approved by the Bankruptcy Court by the entry of the Order, in form and substance satisfactory to Purchaser and Seller, and the Order shall not have been stayed pending appeal. The Bankruptcy Court must also enter an order stating that Purchaser is the "successor" of Seller within the meaning of
Section 1145 of the Bankruptcy Code and that the Preferred Shares and Warrants are being issued in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor.

         7.2  Seller's Obligation to Close.  The obligations of Seller hereunder
              ----------------------------
shall be subject to the satisfaction of the following conditions precedent:

          7.2.1    Representations and Warranties.  The representations and
                   ------------------------------
warranties of Purchaser contained herein shall be correct when made in all material respects and shall be deemed to have been made again at the Closing Date, except as contemplated by this Agreement.

          7.2.3    Performance of Covenants and Agreements.  Purchaser shall
                   ---------------------------------------
have performed and complied with all covenants, agreements and conditions required to be performed or complied with pursuant to this Agreement prior to or as of the Closing.

          7.2.4    Closing Certificate and Certificate of Corporate Resolutions.
                   ------------------------------------------------------------
Seller shall have been furnished with a certificate of corporate resolutions, in form satisfactory to Seller, stating that this Agreement and the transactions contemplated herein have been approved and authorized by all proper corporate action of Purchaser. Further, Seller shall have been furnished with a closing certificate, in form satisfactory to Seller, executed by Purchaser, to the effect that the representations of Purchaser contained herein are true and correct in all material respects as of the Closing Date.

              7.2.5  Documents.  Seller shall have received the payments and
                     ---------
documents referred to in Section 8 herein.

          7.2.6    Bankruptcy Court Approval.  The execution of this Agreement
                   -------------------------
and the consummation of the transactions contemplated herein shall have been approved by the Bankruptcy Court by the entry of the Order, and the Order shall not have been stayed pending appeal.

    8.   Items and Documents to be Delivered at Closing (the "Closing
         ------------------------------------------------------------
Documents").
- -----------

         8.1  At the Closing, Seller shall deliver at closing:

          8.1.1    Documents of Conveyance. Appropriate title documents,
                   -----------------------
including a bill of sale and assignment, in order to vest in Purchaser title to the Assets free and clear of all claims, liens and encumbrances of any kind.

          8.1.2    Lien Releases.  Appropriate documents, including UCC-3
                   -------------
termination statements evidencing releases by each person or entity holding any liens or contractual security interests in the Assets; in lieu of UCC-3's, the Seller may provide an order from the Bankruptcy Courts ordering the release of such liens.

          8.1.3    Officer's Certificate. A certificate from an officer of
                   ---------------------
Seller pursuant to Paragraph 7.1.4 as well as appropriate certified copies of resolutions of Seller authorizing the undertakings hereunder and official certificates of Seller's good standing and due existence.

          8.1.4    Hasbro License.  Seller shall deliver to Purchaser a written
                   --------------
consent from Hasbro and Hasbro Canada in the form attached as Schedule 8.1.4 and made a part hereof.

          8.1.5    Change in Name. As of  midnight of the Closing Date, Seller
                   --------------
will cease and desist from using its corporate name (or name substantially similar to or likely to be confused with its present corporate name) in the conduct of any business. At the Closing, Seller shall deliver to Purchaser a Notice of Change of Name to be filed with the Bankruptcy Court.

          8.1.6    1995 Financial Statement. On or before the Closing Date,
                   ------------------------
Seller shall deliver to Purchaser a balance sheet of Seller dated as of December 31, 1995 and the related statements of operations, cash flows and stockholders' equity for the year then ended (the "1995 Financial Statements") and notes related thereto, all of which have been certified by Jain and Jain, P.C., independent certified public accountants, as having been prepared in accordance with generally accepted accounting principles consistently applied throughout the period indicated. The cost associated with such financial statements and certification to be paid solely by Purchaser. Notwithstanding the foregoing, if Seller is unable to deliver the 1995 Financial Statement due to the conduct of Purchaser (whether it be by Purchaser's refusal to pay for the associated cost or otherwise), this condition shall be deemed waived by Purchaser.

         8.2  Purchaser's Deliveries. Purchaser shall deliver at Closing:
              ----------------------

          8.2.1    Purchase Price. Payment of the Purchase Price, including, (i)
                   --------------
as to the cash consideration, by cashier's check or, at Seller's election, by funds wire transferred to bank accounts in Houston, Texas, provided such payment is consistent with the Order and (ii) as to the Preferred Shares and Warrants, the issuance thereof.

          8.2.2    Officer's Certificate. A certificate from an officer of
                   ---------------------
Purchaser pursuant to Paragraph 7.2.4, as well as appropriate certified copies of resolutions authorizing the Purchaser's undertakings hereunder including its execution of the Lease.

    9.   Indemnification.
         ---------------

         9.1  Indemnification of Seller.  Purchaser shall defend and promptly
              -------------------------
indemnify Seller and save and hold it harmless from, against, for and in respect of and shall pay any and all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any action, investigation, claim or proceeding (all hereinafter collectively referred to as "Losses") suffered, sustained, incurred or required to be paid by Seller by reason of (i) any breach or failure of observance or performance of any covenant made by Purchaser hereunder or under any document or instrument executed or delivered pursuant hereto, or (ii) any representation or warranty of Purchaser herein or in any document or instrument executed or delivered pursuant hereto being materially untrue or materially incorrect in any respect or (iii) any of the liabilities assumed by Purchaser pursuant hereto.

         9.2  Indemnification of Purchaser.  Seller shall defend and promptly
              ----------------------------
indemnify Purchaser and its affiliates and save and hold them harmless from, against, for and in respect of and shall pay any and all Losses suffered, sustained, incurred or required to be paid by Purchaser or any of its affiliates by reason of (i) any breach or failure of observance or performance of any covenant, agreement or commitment made by Seller hereunder or under any document or instrument executed or delivered pursuant hereto or (ii) as a result of any representation or warranty contained herein or in any document or instrument executed pursuant hereto being materially untrue or materially incorrect in any respect or (iii) any of the liabilities not assumed by Purchaser pursuant hereto.

         9.3  Procedures. For purposes of this Paragraph, the party entitled to
              ----------
indemnification shall be known as the "Injured Party" and the party required to indemnify shall be known as the "Other Party". In the event that the Other Party shall be obligated to the Injured Party pursuant to this Section or in the event that a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Other Party may become obligated to the Injured party hereunder, the Injured Party shall give prompt written notice to the Other Party of the occurrence of such event. The Other Party agrees to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at the Other Party's own cost and expense. The Injured Party shall have the right but not the obligation to participate at its own expense in the defense thereof by counsel of its own choice. In the event that the Other Party fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Injured Party shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Other Party including without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof.

    10.  Other Agreements.
         ----------------

         10.1 Asset Costs to be Assumed by Purchaser. Purchaser shall be
              --------------------------------------
responsible for all costs relating to the Assets incurred on or after the Closing Date, including without limitations costs of storing and holding Assets.

         10.2 Announcements.  Notwithstanding the provisions of Section 6.3
              -------------
hereof, Seller may notify its employees and the public of the transactions contemplated hereby at such time and in such manner as Purchaser shall approve, which approval shall not be unreasonably withheld, or as may be required by law or by contract.

         10.3 Arm's Length Negotiations.  This Agreement and the transactions
              -------------------------
contemplated hereby including the determination of the Purchase Price are the result of arm's length negotiations between unrelated parties and represent fair and adequate consideration for the transfer of the Assets in accordance with this Agreement. Except as set forth in this Agreement, there is no consideration being paid by Purchaser for the Assets.

         10.4 Fire and Casualty.  Seller assumes all risk of destruction, loss
              -----------------
or damage due to fire or other casualty to the Assets from the date hereof up to the Closing Date, provided however, upon any such destruction, loss or damage due to fire or other casualty of substantially all of the Assets or any material tool or mold. Purchaser shall have the option to either (i) terminate this Agreement by notifying Seller within seven (7) days after it learns of any such destruction, loss or damage, or (ii) proceed with the Closing contemplated herein but excluding such Assets so destroyed with a reduction in the Purchase Price based on the value of the Assets destroyed or, alternatively, in Purchaser's discretion, accepting the insurance proceeds paid or payable in respect of such Assets destroyed.

         10.5 Expenses.  Purchaser and Seller, respectively, will pay all costs
              --------
and expenses of their performance of and compliance with all agreements and conditions contained in this Agreement on their respective parts to be performed or complied with. Purchaser agrees to pay all sales or transfer taxes, if any, attributable to the sale of the Assets to Purchaser.

         10.6 Nature and Survival of Representations and Warranties.  The
              -----------------------------------------------------
representations, warranties and agreements contained in or made pursuant to this Agreement and the exhibits hereto shall survive the execution and delivery of this Agreement and the Closing, all of which representations, warranties and agreements shall continue for a period prescribed by applicable statutes of limitations.

         10.7 Miscellaneous.
              -------------

          10.7.1   Notices.  All notices, requests and communications hereunder
                   -------
shall be in writing and any such notice, request, demand or other communication shall be deemed to have been duly given or made (i) when delivered by hand; or
(ii) on the date of transmission if sent by telecopy simultaneous with mailing by first class, postage prepaid mail; or (iii) in the case of delivery solely by mail, four days after deposited in the mail, certified mail, return receipt requested, postage prepaid, addressed for purposes of delivery by mail as follows:

              If to Seller:    Table Toys, Inc.
                               Attention:  President
                               2500 Central Parkway, Suite P
                               Houston, Texas  77092
                               Facsimile:  (713) 956-9905
                               Telephone:  (713) 956-9900

              with a copy to:  Sheinfeld, Maley & Kay, P.C.
                               Attention:  Henry J. Kaim, Esq.
                               1001 Fannin, Suite 3700
                               Houston, Texas  77002
                               Facsimile:  (713) 658-9756
                               Telephone:  (713) 658-8881

              If to Purchaser:  Just Toys, Inc.
                                Attention:  Morton J. Levy, Chief
                                  Executive Officer
                                50 West 23rd Street
                                7th Floor
                                New York, New York  10010
                                Facsimile:  (212) 741-8793
                                Telephone:  (212) 645-6335

              with a copy to:   Shack & Siegel, P.C.
                                Attention:  Donald D. Shack, Esq.
                                530 Fifth Avenue
                                New York, New York 10036
                                Facsimile:  (212) 730-1964
                                Telephone:  (212) 782-0700

          10.7.2   Parties in Interest.  All covenants and agreements herein
                   -------------------
contained by or on behalf of the parties hereto shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

          10.7.3   Amendments or Modifications.  This Agreement or any provision
                   ---------------------------
hereof may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

          10.7.4     Paragraphs and Sections.  This Agreement, for convenience
                     -----------------------
only, has been divided into numbered paragraphs and sections and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into paragraphs and sections and without regard to headings prefixed to said paragraphs or sections.

          10.7.5   Agreement Superseding.  This Agreement constitutes the entire
                   ---------------------
agreement of the parties hereto with respect to the subject hereof and shall supersede any prior agreement between the parties hereto, whether written or oral, relating to the subject matter hereof.

          10.7.6   Number and Gender.  Whenever the context requires, reference
                   -----------------
herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.

          10.7.7   Governing Law.  This Agreement and the transactions
                   -------------
contemplated herein shall be governed by and construed in accordance with the laws of the State of Texas.

          10.7.8  Counterparts.  This Agreement may be executed in any number of
                  ------------
counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one (1) agreement.

         10.9 Attorneys' Fees.  Each party shall pay its own attorneys' fees for
              ---------------
preparing, reviewing, negotiating and/or closing this Agreement. In the event of any dispute hereunder (after the execution hereof) the losing party shall reimburse the prevailing party for all court costs and reasonable attorneys' fees.

         10.10  Termination.  Unless extended by the agreement of the Parties,
                -----------
the rights and obligations described herein shall terminate forthwith on the earlier of (a) a petition for a proceeding under Chapter 11 of the Bankruptcy Code has not been filed in accordance with Paragraph 2, (b) an Order is entered in the Case denying confirmation of a plan of reorganization for Seller, or (c) the Distribution Agreement is terminated.

         10.11  Maintenance of Records. Purchaser shall keep and maintain for a
                ----------------------
period of two (2) years from the Closing Date all documents and records relating to the Purchased Business acquired pursuant to this Agreement. Upon request, Purchaser shall make such documents and records available to Seller for inspection and copying, at Seller's expense, during regular business hours; provided, however, that any such inspection pursuant to this Section shall be conducted in such a manner so as not to unreasonably interfere with the normal conduct of the Purchased Business by Purchaser.

    IN WITNESS HEREOF, this Agreement is executed effective as of the date first written above.

                                PURCHASER:
                                ---------

                                JUST TOYS, INC.


                                By:
                                   --------------------------------
                                   Morton J. Levy, Chief Executive Officer

                                SELLER:
                                ------

                                TABLE TOYS, INC.


                                By:
                                   -------------------------
                                   Scott Buske, President